Exhibit 99.1

Dataram Contact:

Jeffrey Goldenbaum

Director, Marketing

609.799.0071

info@dataram.com

Dataram Holds Annual Shareholder Meeting

Shareholder Support Validates and Enables Company Pursuit of Strategic Options

Princeton, NJ, December 8, 2015 — Dataram Corporation [NASDAQ: DRAM], a leading independent manufacturer of memory products and provider of performance solutions, announced the results of the Company’s annual shareholder meeting that was held on December 3, 2015 at 10:00 AM EDT at its global headquarters in Princeton, NJ.

The following proposals were acted on the Company’s shareholders at the meeting:

•	Elected four directors (David A. Moylan, Trent D. Davis, Edward M. Karr, and Michael E. Markulec) to hold office until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified.
•	Approved, on an advisory basis, the executive compensation of the Company’s executive officers for the year ending April 30, 2016.
•	Approved amendments to the Company’s 2014 Equity Incentive Plan to (i) increase the number of shares of common stock reserved for issuance from 250,000 shares to 520,000 shares and (ii) to limit the eligibility of the plan to directors, executive officers and employees of the Company.
•	Approved an amendment to the Company’s Certificate of Incorporation to change the par value of the Company’s common stock from $1.00 per share to $0.001 per share.
•	Approved the reincorporation of the Company to the State of Nevada from the State of New Jersey.
•	Granted the Board of Directors the authority, in its sole direction, to effect a reverse stock split of the Company’s issued and outstanding common stock by a ratio of not less than one-for-two and not more than one-for-ten at any time prior to December 3, 2016.
•	Approved the issuance of securities in one or more non-public offerings where the maximum discount at which securities will be offered will be equivalent to 30% below the market price of the Company’s common stock in accordance with NASDAQ Marketplace Rule 5635(d).

The proposal to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 54,000,000 shares to 100,000,000 shares and preferred stock from 5,000,000 shares to 15,000,000 shares did not pass.

Dataram’s board of directors consists of David A. Moylan, Chairman of the Board and Dataram’s President and Chief Executive Officer; Trent D. Davis, President and COO, Whitestone Investment Network, Inc.; Edward M. Karr, Founder and Managing Director, Strategic Asset Management S.A.; and Michael E. Markulec, President, SPAR Consulting, LLC.

Dave Moylan, Dataram’s Chairman and Chief Executive Officer, stated “Dataram’s operational and financial transformation has helped the Company establish the foundation for global growth, while intending to maximize long-term shareholder value. It has also reignited the entrepreneurial spirit upon which the Company was founded nearly 50 years ago. Since January 2015, the Company has continued to demonstrate flexibility and nimbleness in the market, which our customers rightfully demand. With the continued support of our customers, shareholders, and employees, and the approval of the majority of shareholder proposals, we will be able to increase our focus on our strategic priorities which includes pursuit of organic and inorganic growth opportunities, to maximize long-term shareholder value.”

About Dataram Corporation

Dataram is a leading independent manufacturer of memory products and provider of performance solutions that increase the performance and extend the useful life of servers, workstation, desktops and laptops sold by leading manufacturers such as Dell, Cisco, Fujitsu, HP, IBM, Lenovo and Oracle. Dataram's memory products and solutions are sold worldwide to OEMs, distributors, value-added resellers and end users. Additionally, Dataram manufactures and markets a line of Intel Approved memory products for sale to manufacturers and assemblers of embedded and original equipment. 70 Fortune 100 companies are powered by Dataram. Founded in 1967, the Company is a US based manufacturer, with presence in North America, Europe and Asia. For more information about Dataram, visit www.dataram.com.

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All names are trademarks or registered trademarks of their respective owners.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company's control. The Company does not assume any obligations to update any of these forward-looking statements.

Source: Dataram Corporation